Exhibit 99.1

Company Contacts:
	David Keller	Hunter Blankenbaker
	Chief Financial Officer	Director of Corporate Communications
	Telephone: 800-542-4008	Telephone: 954-965-6606
[TOUSA Logo]	Email: investor@tousa.com	Email: hblankenbaker@tousa.com

TOUSA Raises 2005 Earnings Guidance

HOLLYWOOD, Fla., September 7, 2005 — Technical Olympic USA, Inc. (NYSE: TOA) announced today that the Company raised its 2005 net income guidance to $205 million (or $3.42 per diluted share) from $185 million (or $3.08 per diluted share), based on an average of 60 million fully diluted shares outstanding. The $20 million increase in 2005 net income is driven by higher than previously anticipated land gains as part of the Company’s ongoing homesite inventory management practices. For the full year 2005, land sales are expected to generate $35 million in net income.

“Our increased guidance is based on several unusually large land transactions that will allow us to realize gains and increase our capital base,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “Land sales are a normal and recurring component of our business; however, these anticipated land sales represent unique situations that will increase our 2005 earnings by more than 10 percent.”

The Company’s 2006 net income guidance remains unchanged at $285 million. Net income guidance for 2006 is based upon consolidated revenues from home sales of approximately $2.8 billion and the delivery of approximately 15,500 homes (including 6,000 to 6,700 from unconsolidated joint ventures).

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 16 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements, including the Company’s expectations regarding our 2005 and 2006 financial and operating guidance, including certain results to be achieved by our joint ventures. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events which would impede the ability of the Company and/or its joint ventures to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (ii) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates or a decline in consumer confidence or the demand for, or the prices of, housing, (iii) the impact of the Company’s decision to intentionally phase sales rates to match production rates in certain high demand markets, (iv) the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks, (v) the terms of, and our ability to realize the expected benefits from, our joint ventures, and (vi) the internal need, and external demand, for land within our portfolio. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 11, 2005.